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                                                                 EXHIBIT 10.18

                                      1997
                               COMPENSATION PLAN

1.     CORPORATE STRUCTURE.

This 1997 Compensation Plan (this "Plan") outlines the compensation details for the executive officers and corporate senior managers of Award Software International, Inc. (the "Company" or "Award"). Currently, Award is organized into three major groups: headquarters in Mountain View, Taiwan Office in Taipei and European Office in Munich. This organization supports the business needs worldwide. The general managers in Taiwan and Europe are responsible for the financial performance of the Company for the regions under their management.
The senior managers in the headquarters have the responsibilities for corporate financial performance, marketing, engineering and development, and financial management. The CEO has overall responsibility for the financial performance of the Company.

2.     COMPENSATION PHILOSOPHY.

     The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term shareholder value. Key elements of this philosophy are:

     . Total compensation should be sufficiently competitive with other high-growth companies in the software industry so that the Company can attract and retain qualified executives.

     . The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

     . The Company provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to the Company's business challenges and opportunities as owners and not just as employees.

     BASE SALARY. The Compensation Committee of the Board of Directors (the "Committee") annually reviews each executive officer's base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices.

     ANNUAL INCENTIVE. The bonus targets for executive officers are individually based. The annual bonus is a variable pay program for officers and other senior managers of the Company to earn additional annual compensation.
The actual bonus award earned depends on the extent to which Company and individual performance objectives are achieved. The Company's objectives consist of operating, strategic and financial goals that are considered to be critical to the



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Company's fundamental long-term goal-building shareholder value. With respect to officers and senior management other than the chief executive officer, the Committee places considerable weight on the recommendations of the chief executive officer.


     LONG-TERM INCENTIVES. The Company's long-term incentive program consists of the 1995 Stock Option Plan and the 1997 Equity Incentive Plan. The option program utilizes vesting periods (generally four years) to encourage key employees to continue in the employ of the Company. Through option grants, executives receive significant equity incentives to build long-term shareholder value. Grants are made at 100% of fair market value on the date of grant. Executives receive value from these grants only if the Company's Common Stock appreciates over the long-term. The size of option grants is determined based on competitive practices at leading companies in the software development industry and the Company's philosophy of significantly linking executive compensation with shareholder interests.



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